AGREEMENT FOR PURCHASE AND SALE
                               OF
                       AEW/LBA PORTFOLIO


                       DECEMBER 15, 1997


                       TABLE OF CONTENTS

          ARTICLE                                            PAGE

       I  Basic Definitions

      II  Purchase and Sale

     III  Conditions Precedent

      IV  Covenants, Warranties and Representations

       V  Deposit

      VI  Closing

     VII  Miscellaneous

   *  Exhibit A --   Sellers & Properties
   *  Exhibit B --   Confirmation Letter
   *  Exhibit C --   Disclosure Materials List & Statement
   *  Exhibit D --   Tenant Lists
   *  Exhibit E --   Major Tenant Rent Rolls
   *  Exhibit F --   OP Unit Consideration
   *  Exhibit G --   Title Reports
   *  Exhibit H --   Allocated  Purchase Price
   *  Exhibit I --   Transfer Document Forms
   *  Exhibit J --   In-Negotiation Leases
   *  Exhibit K --   Management Terms
  **  Exhibit L --   Warrant Agreement
   *  Exhibit M --   Capital Projects

* These Exhibits have not been filed with the Commision, but will be supplementally provided to the Commission upon request.

** The Warrant Agreement is filed separates as Exhibit 10.3 to the Company's current report on Form 8-K dated March 2, 1998.


                AGREEMENT FOR PURCHASE AND SALE
                               OF
                       AEW/LBA PORTFOLIO


          THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into as of December 15, 1997, by and among AEW/LBA Acquisition Co., LLC, a California limited liability company ("AEW/LBA I"), AEW/LBA Acquisition Co. II, LLC, a California limited liability company ("AEW/LBA II"), Cal Portfolio VI, L.L.C., a Delaware limited liability company ("Cal VI"), and AEW/LBA Acquisition Co. IV, LLC, a California limited liability company ("AEW/LBA IV"), Spectrum Huntington Center, LLC, a California limited liability company, Spectrum Chicago Avenue , LLC, a California limited liability company, Spectrum Waples Street, LLC, a California limited liability company and Spectrum Lambert Plaza, LLC, a California limited liability company, (collectively, the "Sellers" and, individually, each a "Seller") and Arden Realty, Inc., a Maryland corporation and a publicly
traded Real Estate Investment Trust ("Buyer").   Spectrum
Investments, L.P., a California limited partnership ("Spectrum I") and Spectrum Investments II, L.P., a California limited partnership ("Spectrum II"), joins in this agreement as a Seller for the purposes set forth in Section 2.1 below. Spectrum Huntington Center, Spectrum Chicago Avenue , Spectrum Waples and Spectrum Lambert shall be referred to collectively as the "Asset
Funds."   Sellers and their respective interests in the
Properties (as defined below) are identified more precisely on Exhibit A to this Agreement.

                            RECITALS

          A. The Sellers hold ownership of a portfolio of properties situated in Southern California listed on Exhibit A to this Agreement and defined below with greater specificity as the "Properties."

          B. Buyer desires to purchase (or to acquire and thereafter assign the rights to purchase pursuant to Section 7.3 below) and each of Sellers desires to sell, subject to the terms and conditions contained in this Agreement, the entirety of its right, title and interest in the Properties.

                            AGREEMENT
          NOW, THEREFORE, Buyer and Sellers do hereby agree as follows:

                           ARTICLE I
                       BASIC DEFINITIONS

          "Additional Exceptions" shall have the meaning set forth in Section 2.7(a).

          "Additional Title Exception Notice" shall have the meaning set forth in Section 2.7(b).

          "Adverse Matters" shall refer to facts or circumstances relating to the status of any Property (including, without limitation, inaccuracies in the Disclosure Materials) identified by Buyer during the Confirmation Period which diminish the fair market value of the Property from that premised upon the information set forth in the Disclosure Materials, provided that in no event shall any of the following constitute Adverse
Matters: (i) any matters included or disclosed in the Disclosure Materials or set forth in Section B of the Disclosure List & Statement, (ii) competitive, general or specific market conditions, (iii) changes in legislative or administrative laws or regulations, (iv) the Permitted Exceptions, (v) methodologies of or express assumptions in financial projections, calculations or reports included within the Disclosure Materials or (vi) any matters otherwise known by Buyer as of the date of this Agreement or which Buyer should have known or anticipated as of this date had Buyer conducted a reasonably diligent review, to the standard of a prudent institutional investor, of all information available in the Disclosure Materials and considered all information otherwise available to members of the public generally prior to the date of this Agreement.

          "Allocated Purchase Price" shall refer, as to each Property, to the portion of the Purchase Price allocated to such Property pursuant to the methodology set forth on Exhibit H to this Agreement.

          "Closing Date" shall mean the earlier of (a) February 27, 1998 or (b) the later to occur of (i) the date 10 business days following the Company's completion of financings (i.e., public offering or private placement of Buyer's equity securities, debt transactions, joint venture or any combination of the foregoing) in which the proceeds received by the Company are adequate to consummate the transaction contemplated by this Agreement or (ii) January 30, 1998, provided that (A) the deadline set forth in clause (a) shall be subject to extension to March 31, 1998, if Buyer increases the Deposit by the additional amount of $5,000,000 on or prior to February 27, 1998, in accordance with Section 5.1 below and (B) if the Closing Date would occur within the period January 31, 1998 through February 7, 1998, based upon the foregoing provisions, Sellers nevertheless shall have the right, exercisable by written notice given to Buyer within 2 business days following receipt of Buyer's notice of the event described in clause (b)(i), to extend
the Closing Date to February 9, 1998.   Buyer shall provide
Sellers with notice of the event described in clause (b)(i) above within 2 business days following such event.

          "Confirmation Letter" shall mean the letter in the form attached as Exhibit B to this Agreement to be delivered by Buyer to Seller on or prior to the close of the prescribed Confirmation
Period pursuant to Section 3.2 below.

          "Confirmation Period" shall mean the period commencing on the date of this Agreement, and ending at 5:00 p.m. Los Angeles, California time on January 13, 1998, provided that the Confirmation Period may end earlier at Buyer's election upon delivery by Buyer to Seller of the Confirmation Letter (representing the conclusive waiver by Buyer of any further Confirmation Period).

          "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date.

          "Contracts" shall mean all maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which any Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Properties.

          "Deferred Property" shall have the meaning set forth in
Section 2.6(d) below.

          "Deleted Property" shall have the meaning set forth in
Section 2.6(d) below.

          "Disclosure Materials" shall mean those materials described in Section A of the Disclosure Materials List &
Statement to which Buyer has been afforded access and review rights prior to the date of this Agreement.

          "Disclosure Materials List & Statement" shall mean the statement set forth as Exhibit C to this Agreement.

          "Hazardous Materials" shall mean any substances, materials, wastes, pollutants or contaminants now or in the future defined or listed in or subject to reporting, investigation, permitting, remediation, licensing or other regulatory requirements under any environmental laws or regulations, including, without limitation, any inflammable explosives, radioactive materials, asbestos, polychlorinated biphenyls, trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, petroleum products and by-products and other substances with toxic or hazardous characteristics.

          "Improvements"   shall mean, as to each of the
properties listed on Exhibit A, the right, title and interest of the Seller in ownership of such property in any and all structures, buildings, facilities, parking areas or other improvements situated on such property's Land and all related fixtures, improvements, building systems and equipment
(including, without limitation, HVAC, security and life safety systems)

          "In-Negotiation Leases" shall refer to those leases or modifications to existing Leases listed on Exhibit J to this Agreement.

          "Intangible Property" shall mean, as to each Real Property, the right, title and interest of the Seller in ownership of such Real Property in: (a) any and all permits, entitlements, filings, building plans, specifications and working drawings, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, engineering, soils, pest control, survey, environmental, appraisal, market and other reports relating to the property; (b) all trade names, service marks, tenant lists, advertising materials and telephone exchange numbers identified with the property; (c) the Contracts and the Leases; (d) claims, awards, actions, remedial rights and judgments relating to the property; (e) all books, records, files and correspondence relating to the property and (f) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the property, provided that the Intangible Property shall not include any Seller's name or any right to the references "AEW," "LBA" or "AEW/LBA."

          "Land" shall mean, as to each of the properties listed on Exhibit A, the land component of the property as described with precision in the Title Reports.

          "Leases" shall mean, as to each Real Property, all leases, rental agreements or other agreements (including all amendments or modifications thereto) which entitle any person to the occupancy or use of any portion of the Real Property.

          "Material Adverse Matters Amount" shall refer, as to any Property, to the amount, if any, by which any Adverse Matters relating to such Property would effect a diminution in the fair market value of the Property (after netting against such Adverse Matters the effect of any inaccuracies in the Disclosure Materials discovered during the Confirmation Period which would increase the fair market value of the Property) in excess of
$150,000.   The measure of any Adverse Matters relating to a
Property up to such $150,000 shall not be aggregated in the calculation of the measure of either the Material Adverse Matters Amount or the Pool Adverse Matters Amount.

          "OP Units" shall refer to limited partnership interests in the Operating Partnership.

          "Operating Partnership" shall refer to Arden Realty
Limited Partnership, a Maryland limited partnership in which Buyer is the general partner.

          "Permitted Exceptions" The various matters affecting title to the Properties that are approved or deemed approved by Buyer pursuant to Section 2.7 below.

          "Personal Property" shall mean, as to each Real Property, all furniture, furnishings, trade fixtures and other tangible personal property directly or indirectly owned by the Seller in ownership of such Real Property that is located at and used exclusively in connection with the operation of the Real Property. The personal property shall include all such tangible personal property used in connection with the Properties situated in the field offices (but not the Newport Beach or San Diego headquarters offices) staffed by LBA, Inc. as the asset manager of the Properties.

          "Pool Adverse Matters Amount" shall refer to the aggregate amount of all Material Adverse Matters Amounts.

          "Property" shall mean, with respect to each of the properties described on Exhibit A, the Real Property, the
Personal Property and the Intangible Property.   Collectively,
such properties shall be referred to as the "Properties."

          "Real Property" shall mean, as to each property listed on Exhibit A, the Land, the Improvements and all rights, privileges, easements, and appurtenances to the Land or the Improvements, including without limitation any air, development, water, hydrocarbon or mineral rights held by any Seller, all licenses, easements, rights-of-way, claims, rights or benefits, covenants, conditions and servitudes and other appurtenances used or connected with the beneficial use or enjoyment of the Land or the Improvements and all rights or interests relating to any roads, alleys or parking areas adjacent to or servicing the Land or the Improvements.

          "Rent Rolls" shall refer to the information schedules to be set forth as Exhibit E to this Agreement pertaining to Leases covering premises in excess of nine thousand (9,000) square feet of rentable area.

          "Tenant Lists" shall mean the schedules of tenants attached to this Agreement as Exhibit D.

          "Title Company" shall mean Commonwealth Land Title
Company, 50 Federal Street, Boston, Massachusetts  02110; Attn:
Mr. Terrence Miklas (Telephone: 617\695-0042).

          "Title Reports" shall refer to the preliminary title reports listed on Exhibit G to this Agreement and issued by the Title Company with respect to each of the Real Properties.

          "Warrant Agreement" shall refer to the agreement set forth as Exhibit L to this Agreement.

          "Warrants" shall have the meaning set forth in the Warrant Agreement.

                           ARTICLE II
                       PURCHASE AND SALE

          Section 2.1 Purchase and Sale. Sellers agree to sell the Properties, and Buyer agrees to purchase or cause to be purchased the Properties upon all of the terms, covenants and conditions set forth in this Agreement. Subject to the satisfaction of the terms and conditions of agreements between Spectrum I and Eastrich No. 162 LLC, as the members of AEW/LBA I, and Spectrum II and Eastrich No. 175, LLC, as member of AEW/LBA II, certain of the Properties held by AEW/LBA I, AEW/LBA II or both shall be subject to disposition to Spectrum I or Spectrum II prior to the Closing in redemption of certain of Spectrum I's interests in AEW/LBA I or Spectrum II's interests in AEW/LBA II. Spectrum I and Spectrum II, automatically and without further agreement or documentation and upon assumption of title to any Property, shall assume AEW/LBA's obligations as a Seller to consummate the sale of such Properties to Buyer on the Closing Date in accordance with all of the terms and provisions of this Agreement. Sellers acknowledge that the consummation of the foregoing distribution and redemption transactions is not a condition to the performance by Sellers of this Agreement. Buyer acknowledges that Spectrum I and Spectrum II actively participated in the negotiation of the terms of this Agreement.

          Section 2.2 Purchase Price. The aggregate purchase price for the Properties (the "Purchase Price") shall be the sum of Six Hundred Fourteen Million Five Hundred Forty Two Thousand Dollars (U.S. $614,542,000), subject to adjustment in accordance with Sections 2.3 [Adjustments] and 6.3 [Prorations] below. The entire amount of the Purchase Price so adjusted (less the Deposit delivered pursuant to Article V below) shall be payable by Buyer to Sellers through (a) the issuance of any OP Units described in
Section 2.4(a) below and (b) payment in cash of the entire balance on the Closing Date through the escrow described in
Section 6.1 below.   In addition to the Purchase Price, Buyer
shall issue and deliver the Warrants as additional consideration pursuant to the Warrant Agreement and the provisions of Section 2.4(b) below. Sellers shall provide Buyer with a written statement and direction not later than five business days prior to the Closing Date as to the allocation and disposition of the Purchase Price among the persons and entities constituting Sellers.

          Section 2.3  Adjustments.  In addition to the
prorations contemplated by Section 6.3 below, (a) the Purchase Price shall be decreased by the aggregate amount of the Allocated Purchase Prices of any Deleted Properties, (b) the portion of the Purchase Price payable on the Closing Date shall be reduced by the Allocated Purchase Price of any Deferred Properties, (c) the Purchase Price shall be decreased by the aggregate amount of any adjustments effected pursuant to Section 2.6 below, (d) the Purchase Price (and the Allocated Purchase Price for the Orange Financial Center Property) shall be reduced by the further amount of One Million Dollars ($1,000,000) and (e) the Purchase Price shall be reduced by the total of (and the Allocated Purchase
Price for each identified Property shall be reduced by) the following amounts: Huntington Beach I & II -- $100,000; The
Plaza -- $100,000; Centrelake -- $75,000; Airport Commerce Center $23,000; and Safari/Hunter Business Center -- $18,000, provided that should Buyer not elect to purchase the BTS Properties (as defined in and pursuant to Section 2.9 below), the reductions in the Purchase Price and the Allocated Purchase Price reductions set forth in this clause (e) shall be 50% of the foregoing numbers.

          Section 2.4  Equity Consideration.

          (a) The Asset Funds, Spectrum I and Spectrum II (or not more than 12 designated nominees) shall have the right to receive OP Units in lieu of up to an aggregate of Thirty-Five Million Dollars ($35,000,000) cash consideration otherwise payable to such parties for the transfer of Properties held by the Asset Funds, Spectrum I or Spectrum II -- all in accordance with the terms, conditions, limitations and procedures described in Exhibit F to this Agreement. The Asset Funds, Spectrum I and Spectrum II shall notify Buyer in writing of the exercise of such elective right and the measure of OP Units to be issued to any electing party in lieu of cash consideration not later than 10 days prior to the Closing Date.

          (b) AEW/LBA II shall receive additional consideration in the form of the Warrants for the purchase of an aggregate of 2,500,000 shares of the common stock of Buyer to be issued in the form, exercisable for the price and subject to the terms of the Warrant Agreement attached as Exhibit L to this Agreement.
Buyer and AEW/LBA II shall execute and deliver the Warrant Agreement and Buyer shall issue the Warrants on the Closing Date. Notwithstanding the foregoing or the terms of the Warrant Agreement, AEW/LBA II may require that the Warrants be issued to one or more designees on the Closing Date.

          Section 2.5  Buyer's Review and Sellers' Disclaimer.

          (a) Buyer acknowledges that Sellers have afforded Buyer and its agents and representatives an opportunity to review all of the Disclosure Materials prior to the date of this Agreement and , subject to the express terms of this Agreement, that Buyer has completed such review to its satisfaction. Buyer has assumed fully the risk that Buyer has failed completely and adequately to review and consider any or all of such materials. But for Buyers' expression of satisfaction with the content of the Disclosure Materials, Buyer would not have entered into this Agreement; but for Buyer's expression of such satisfaction and assumption of any risk as to the character of its review and consideration of the Disclosure Materials, Sellers would not have
entered into this Agreement.   Nevertheless, during the
Confirmation Period, Buyer shall be permitted to make a further review of information relating to the physical, legal, economic and environmental condition of the Properties to determine whether any Adverse Matters exist with respect to the Properties and the extent of any such Adverse Matters. Following the Confirmation Period, Buyer shall have the continuing right of inspection and review, but no right to assert an Adverse Matter on the basis of such review. The rights and obligations of the parties arising out of Buyer's determination and assertion prior to the close of the Confirmation Period that such Adverse Matters do exist shall be limited and solely governed by the provisions of Section 2.6 below.

          (b) Buyer's exercise of the rights of review and confirmation set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto any Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Sellers and, at Sellers' discretion, accompanied by a representative of Sellers;
(ii) Buyer shall not conduct any drilling, test borings or other disturbance of any Property for review of soils, compaction, environmental, structural or other conditions without Sellers' prior written consent (which shall not be unreasonably withheld);
(iii) any discussions or interviews with any third party, any constituent partner or member of any Seller, any tenants of a Property or their respective personnel, at Sellers' election, shall be conducted in the presence of Sellers or their representatives; (iv) any discussions or interviews with employees at any Property shall be limited to designated senior employees and, at Sellers' election, shall be conducted in the presence of Sellers or their representatives; (v) Buyer shall exercise reasonable diligence not to disturb the use or occupancy or the conduct of business at any Property; and (vi) Buyer shall indemnify, defend and hold Sellers harmless from all loss, cost, and expense relating to personal injury or property damage resulting from any entry or inspections performed by Buyer, its agents or representatives. Sellers shall at all times exercise reasonable diligence to provide Buyer with access or information that Buyer requests, but shall bear no liability if Sellers are not able to afford Buyer such access or information.

          (c) Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Properties, (ii) that, other than those specifically set forth in Article IV below or in any document to be delivered pursuant to Section 6.1 below, Sellers are not making and have not at any time made any warranty or representation of any kind, expressed or implied, with respect to the Properties, including, without limitation, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Sellers' limited warranty of title set forth in the Deeds), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, projections, compliance with law or the truth, accuracy or completeness of the Disclosure Materials, (iii) that other than those specifically set forth in Article IV below or in any document to be delivered pursuant to Section 6.1 below, Buyer is not relying upon and is not entitled to rely upon any representations and warranties made by Sellers or anyone acting or claiming to act on any of Sellers' behalf, (iv) that the Disclosure Materials include soils, environmental and physical reports prepared for Sellers by third parties as to which Buyer has no right of reliance, Buyer has conducted an independent evaluation and Sellers have made no representation whatsoever as to accuracy, completeness or adequacy, (v) that Sellers did not develop or construct the Properties and that the Properties were acquired by Sellers solely for investment purposes within a period of approximately 30 months prior to the date of this Agreement, (vi) that Sellers possess limited historical operating or capital information for the Properties since many of the Properties were acquired from former lenders post-foreclosure and not from the Property's developers or long-term owners, (vii) that the Properties were purchased by Sellers prior to full recovery of Southern California real estate markets and many remain in the process of recovery and stabilization and (viii) that the Disclosure Materials include economic projections which reflect assumptions as to future market status and future Property income and expense with respect to the Properties which are inherently uncertain and as to which Sellers have not made any guaranty or representation whatsoever. Buyer further acknowledges that it has not received from Sellers any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Except as expressly set forth in this Agreement or in any document to be delivered pursuant to
Section 6.1 below, based upon the order of Buyer's familiarity with and due diligence relating to the Properties and pertinent knowledge as to the markets in which the Properties are situated and in direct consideration of Sellers' decision to sell the Properties to Buyer for the Purchase Price and not to pursue available disposition alternatives, Buyer shall purchase the Properties in an "as is, where is and with all faults" condition on the Closing Date and assumes fully the risk that adverse latent or patent physical, environmental, economic or legal conditions may not have been revealed by its investigations. Sellers and Buyer acknowledge that the compensation to be paid to Sellers for the Properties has taken into account that the Property is being sold subject to the provisions of this Section
2.5.  Sellers and Buyer agree that the provisions of this Section
2.5 shall survive closing.

          (d) Consistent with the foregoing and subject solely to the covenants set forth in Section 4.2 and the representations set forth in Section 4.1 or in any document to be delivered pursuant to Section 6.1 below and the limitations on representations set forth in Section 4.4, effective as of the Closing Date, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Sellers, their respective members, beneficial owners, agents, affiliates, successors and assigns (collectively, the "Releasees") from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Properties, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for
environmental matters.   Without limiting the foregoing, Buyer,
upon closing, shall be deemed to have waived, relinquished and released Sellers and all other Releasees from and against any and all matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters affecting the Properties [excepting as set forth in the representations set forth in Section 4.1 or in any document to be delivered pursuant to Section 6.1 below]. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

                                   /s/ VJC
                                   Buyer

          (e) Buyer shall indemnify, defend and hold Sellers harmless from and against any and all losses, damages, causes of action, costs and expenses (including without limitation, reasonable attorneys' fees and costs), claims and liabilities in connection with or relating directly or indirectly to the Properties and arising out of or resulting from acts or omissions occurring from and after the Closing Date.

          Section 2.6  Material Adverse Matters.

           (a) On or prior to the close of the Confirmation Period, Buyer shall deliver to Sellers the Confirmation Letter in the form attached as Exhibit B to this Agreement confirming Buyer's satisfaction as to the absence of any Material Adverse Matters Amounts other than as specified in the Confirmation Letter and waiving any further right or need to conduct further
review or investigation for such purposes.   Buyer's failure to
deliver to Sellers on or prior to the close of the Confirmation Period an executed Confirmation Letter in the form attached as Exhibit B, without modification or qualification in any manner whatsoever (whether material or immaterial) -- excepting an enumeration of identified Material Adverse Matters Amounts and an explanation of the related Adverse Matters, shall be deemed conclusively as Buyer's confirmation of the absence of any Material Adverse Matters Amounts. Notwithstanding the foregoing, the Confirmation Letter shall not identify any Material Adverse Matters Amounts or Adverse Matters (and neither Buyer nor Sellers shall have any rights or obligations arising out of the existence of any Adverse Matters) unless the Pool Adverse Matters Amount is in excess of Twelve Million Dollars ($12,000,000) (the "Trigger Amount"). Other than breaches of Sellers' representations and warranties expressly set forth in
Section 4.1 below which are discovered following the close of the Confirmation Period, neither Buyer nor Sellers shall have any rights or obligations based upon (and Buyer specifically waives any rights or claims relating to) Adverse Matters not identified in the Confirmation Letter for any reason whatsoever, including, without limitation, (i) mandatory exclusion from the Confirmation Letter because the level of materiality required to yield a Material Adverse Matters Amount as to a Property has not been reached, (ii) mandatory exclusion because the Pool Adverse Matters Amount does not exceed the Trigger Amount, or (iii) Buyer's failure or inability for any reason to identify such Adverse Matters prior to the close of the Confirmation Period.

          (b) If the aggregate Material Adverse Matters Amounts does so exceed the Trigger Amount, the Confirmation Letter shall set forth: (i) the identity of any Properties as to which Buyer has identified any Material Adverse Matters Amounts, (ii) the exact nature of the claimed Adverse Matters for each affected Property which contributed to such Material Adverse Matters Amounts and the manner in which the claimed Adverse Matters have an adverse effect on the value of the related Property and (iii) reasonably detailed evidence of the existence of such Adverse Matters and Buyer's rationale for and calculation of the Material Adverse Matters Amounts set forth.

          (c) If the Confirmation Letter does so identify Material Adverse Matters Amounts, then, for a period ending five
(5) business days following the close of the Confirmation Period, Buyer and Sellers shall negotiate in good faith (but otherwise as a matter within each party's sole discretion) to determine whether the parties can reach a mutually acceptable reduction in the Purchase Price to reflect the identified Adverse Matters, provided that the maximum reduction in the Purchase Price and the reduction as to which the parties shall negotiate shall be the amount by which the actual Pool Adverse Matters Amount exceeds the Trigger Amount. Buyer acknowledges that in no event shall any reduction reflect Material Adverse Matters Amounts up to and including the Trigger Amount. The parties further acknowledge that neither participation in nor any statements made in the course of such discussions shall represent or be interpreted as an admission or agreement as to the existence, character or measure of any Adverse Matters.

          (d) In any event, if the parties are not able to reach and execute a written agreement evidencing a mutually satisfactory Purchase Price adjustment within such five (5) business day negotiation period, Sellers shall provide Buyer with written notice (the "Election Notice") within an additional period of three (3) business days informing Buyer that Sellers, in Sellers' sole discretion: (i) dispute the existence or measure of Adverse Matters or Material Adverse Matters Amounts as to Properties identified in the Election Notice or (ii) withdraw Properties identified in the Election Notice from the sale to Buyer. Any Property identified as the subject of dispute under clause (i) above shall be referred to as a "Deferred Property." Any Property withdrawn under clause (ii)
above shall be referred to as a "Deleted Property."   In any
event, Sellers' Election Notice shall identify a sufficient number of Deleted Properties and Deferred Properties to reduce the aggregate of the Material Adverse Matters Amounts pertaining to the remaining Properties to less than the Trigger Amount.

          (e) If Sellers have elected to dispute any Adverse Matters or the calculation of any Material Adverse Matters
Amounts under subsection (d)(i) above, such dispute shall be submitted promptly to arbitration pursuant to Section 7.5 below. Buyer and Sellers, respectively, shall remain fully obligated to purchase and sell both the Deferred Properties and all other Properties (excepting any Deleted Properties) on the terms and conditions set forth in this Agreement, provided that (i) the Purchase Price payable on the Closing Date applicable to all other Properties shall be reduced by the Allocated Purchase Price of the Deferred Properties, (ii) the Closing Date with respect to the Deferred Properties shall be deferred to that date ten (10) business days following the issuance of a final decision in arbitration, (iii) an amount equal to three percent (3%) of the Allocated Purchase Price for each Deferred Property shall be retained by Title Company as a continuing Deposit subject to disposition in accordance with Section 5.1 below as to such
Deferred Property and (iv) the Allocated Purchase Price with respect to each Deferred Property shall be subject to any
reduction determined in arbitration.   Notwithstanding anything
to the contrary set forth in this Agreement, however, the
aggregate amount of any reduction in the Allocated Purchase
Prices payable for the Deferred Properties awarded in the arbitration decision shall be reduced by an amount equal to the Trigger Deficit (as defined below) [based on the parties'
agreement that Buyer shall receive no credit or reduction on account of  the Pool Adverse Matters Amount below the Trigger
Amount].   The  "Trigger Deficit" shall refer to the amount by
which the Trigger Amount exceeds the Pool Adverse Matters Amount pertaining to the Properties purchased by Buyer on the Closing Date.

          (f) If Sellers have elected to withdraw a Deleted Property, Buyer and Sellers, respectively, shall have no further obligation to purchase or sell the Deleted Properties, shall remain obligated to purchase and sell all other Properties and the Purchase Price payable on the Closing Date applicable to all other Properties shall be reduced by the Allocated Purchase Prices of the Deleted Properties.

          Section 2.7  Title Exceptions.

          (a) Buyer acknowledges that Buyer has reviewed and approved as part of the Disclosure Materials: Sellers' existing title insurance policies; the Title Reports issued by the Title Company with respect to each of the Properties; documents and information pertaining to the exceptions to title listed in the Title Reports; and ALTA/ATSM surveys with respect to each of the
Properties.   Buyer has secured and may continue to secure during
the Confirmation Period any additional title report or survey
updates desired by Buyer.   Any title exceptions or issues
disclosed by title or survey updates, disclosed by Sellers to Buyer or otherwise identified by Buyer which are not within the definition of Permitted Exceptions shall be referred to as "Additional Exceptions." Buyer, in any event, shall endeavor in good faith to cause the Title Company to delete or insure over any Additional Exceptions prior to Buyer's expression of such matters in an Additional Exception Notice (as described below). Buyer shall have the right to request that the Title Company provide at Buyer's sole cost and expense any reinsurance or endorsements Buyer shall request with respect to Permitted Exceptions, Additional Exceptions or otherwise, provided that the issuance of such reinsurance or endorsements shall not be a condition to or delay the closing. Sellers, moreover, shall exercise reasonable efforts to cause Title Company to honor Title Company's undertaking to issue to Buyer title insurance policies substantially in the form of Sellers' existing policies with modification to reflect intervening title matters, provided that Sellers make no representation or covenant as to the enforceability or performance of such Title Company undertaking.

          (b) Buyer shall have the right to deliver a notice to Sellers identifying any Additional Exceptions (the "Additional Title Exception Notice ") on or prior to the close of the
Confirmation Period.   Buyer's failure to deliver any such notice
in timely fashion shall be deemed an approval of any Additional Exceptions disclosed to Buyer in any title or survey updates, disclosed to Buyer by Sellers in writing or otherwise discovered by Buyer during the Confirmation Period. Buyer shall have no right to deliver an Additional Exception Notice following the close of the Confirmation Period. If Buyer delivers an Additional Exception Notice within such period, Buyer and Seller shall promptly attempt to agree upon the method or cost to cure or remove such Additional Exception or, if not susceptible to cure or removal, an appropriate reduction in the Allocated Purchase Price for the affected Property. If Sellers and Buyer are unable to agree upon a resolution within five (5) business days following Sellers' receipt of an Additional Exception Notice, Sellers shall elect, at its option and by written notice given not later than the date of Sellers' delivery of an Election Notice under Section 2.6(d) above, (i) to terminate this Agreement with respect to the affected Property, in which event such Property shall be treated as a Deleted Property or (ii) submit the existence of the Additional Exception, the character of a satisfactory cure or the measure of appropriate price reduction to arbitration in accordance with the terms of Section 7.5, in which case the Property shall be treated as a Deferred Property. Notwithstanding the foregoing, Buyer shall not have the right to object to any Additional Exception if Title Company is willing (and is commercially reasonable in its decision) affirmatively to insure or endorse over such Additional Exception at Sellers' expense and Buyer's objection would be unreasonable.

          (c) "Permitted Exceptions" shall include and refer to: all Leases, any and all exceptions to title set forth in the Title Reports or the surveys included within the Disclosure Materials; zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property; matters affecting title created by or with the consent of Buyer; liens to secure taxes and assessments not yet due and payable; and customary utility easements and other matters which do not materially and adversely affect the use, occupancy, development (as to any undeveloped Properties) or value of a Property. Notwithstanding the foregoing, Sellers shall remove at Sellers' sole cost and expense on or prior to the Closing Date and there shall not be treated as Permitted Exceptions: any liens of any mortgages or deeds of trust securing indebtedness of Sellers (including, without limitation, the liens securing indebtedness in favor of Chase Manhattan Bank, as agent); tax judgment, mechanics and other liens for monetary obligations that are not assumed by Buyer (for such purposes, all assessments collected with ad valorem real estate taxes shall be assumed by Buyer and represent Permitted Exceptions); and any title matters created in violation of Sellers' covenant set forth in Section 4.2(e) below. Buyer shall have the right to pay on the Closing Date and offset against the Purchase Price the amount of any of indebtedness secured by mortgage lien, tax judgment, mechanics and other lien for monetary obligations that are not assumed by Buyer and which Sellers have failed to remove on or prior to the Closing Date.

          (d) Sellers shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of Buyer's title insurance excepting only customary affidavits as to authority, the rights of tenants in occupancy, the status of mechanics' liens and other affidavits or indemnifications necessary to address matters of title which Sellers are obligated to remove or cure pursuant to this Section 2.7.

          Section 2.8  Transitional Management.   Buyer and LBA
Inc., a California corporation ("LBA"), shall execute a management agreement on the Closing Date engaging LBA to afford management services with respect to all or certain of the Properties for a term and subject to the terms and conditions set forth on Exhibit K to this Agreement (the "Management Agreement"). Buyer and LBA shall negotiate and diligently pursue the finalization of the precise form of the Management Agreement
promptly following the date of this Agreement.   Notwithstanding
the foregoing or any other provision of this Agreement to the contrary, the execution of the Management Agreement shall not be a condition to the performance of any of the obligations of Sellers or Buyer under this Agreement. Neither the failure of LBA and Buyer to agree as to the execution form of the Management Agreement for any reason, nor any breach by LBA or Buyer of the obligations to negotiate in good faith or to execute the final Management Agreement shall affect the rights and obligations of the Sellers or other rights and obligations of Buyer under this Agreement. If, however, LBA should fail to perform its obligations under this Section 2.8, Buyer shall retain any rights and remedies against LBA arising at law or in equity out of such breach; if Buyer should fail to perform its obligations under this Section 2.8, LBA shall retain any such rights and remedies against Buyer arising out of such breach.

                        Section 2.9  Build-To-Suit Properties.
In addition to the Properties set forth on Exhibit A, Buyer shall purchase from AEW/LBA II and AEW/LBA II shall sell to Buyer those certain properties commonly referrred to as the Cymer and Comcast Build-To-Suit properties and more fully described on Exhibit A-1
(the "BTS Properties") subject to the following terms and conditions: (a) Buyer shall have until 5 p.m. Los Angeles time on January 30, 1997 to conduct and complete Buyer's due diligence as to the BTS Properties and to determine, in Buyer's sole discretion and to be expressed by written notice to AEW/LBA II, whether Buyer elects to purchase the BTS Properties (which election shall be made as to both or neither of the BTS
Properties); (b) if Buyer so elects to purchase, Buyer shall deposit with the Title Company a deposit on account of the BTS Properties in an amount equal to 3% of the aggregate projected purchase price for the BTS Properties (as determined in good faith by the parties prior to execution of the agreement contemplated in the last sentence of this Section); (c) if Buyer so elects to purchase, Buyer shall be obligated to purchase each of the BTS Properties following AEW/LBA II's substantial completion of the improvements at such BTS Property (as evidenced by architect certification and issuance of requisite certificates of occupancy) and the commencement of the term of the lease currently in place with respect to the BTS Property; (d) the purchase price for the BTS Property shall be the annual stabilized net operating income for the BTS Property (as determined by methodologies and assumptions consistent with those engaged with respect to the Properties) divided by a capitalization rate of eight and one-half percent (8.5%); (e) the calculation of the purchase price shall exclude from the rental income any amortization of tenant improvement costs expended by AEW/LBA II in excess of the allowance defined in the lease, provided that Buyer shall reimburse AEW/LBA II at the closing for the amount of such costs; and (f) AEW/LBA II shall assign to Buyer all warranties, guaranties and contract rights relating to the general contractor or otherwise relating to the construction of the improvements. Buyer and AEW/LBA II shall negotiate in good faith and execute a separate agreement consistent with the foregoing and otherwise satisfactory to each party to document their respective rights and obligations as to the purchase of the BTS Properties. In no event shall a failure to conclude or perform such Agreement for any reason operate as a condition or affect the parties other obligations under this Agreement.


                          ARTICLE III
                      CONDITIONS PRECEDENT

          Section 3.1  Conditions.

          (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Properties shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

          (i) The willingness, upon the sole condition of the payment of any regularly scheduled premium, of the Title Company to issue American Land Title Association extended coverage Owner's Policies of Title Insurance [1992 Form] (the "Title Policy") insuring Buyer (or Buyer's permitted assignee or nominee) that title to each Real Property is vested of record in Buyer (or Buyer's permitted assignee or nominee) on the Closing Date subject only to the printed conditions and exceptions of such policy [deleting, however, co-insurance provisions and creditors' rights exceptions] and the Permitted Exceptions;

          (ii) The absence of a Pool Adverse Matters Amount in excess of $75,000,000 (including, for such purposes, the measure of any Material Adverse Matters Amounts relating to Properties that would otherwise be treated as Deleted Properties or Deferred Properties); and

          (iii)  Sellers' performance or tender of
          performance of all material closing obligations under this Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, Sellers' obligation to sell the Properties shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

               (i)  The satisfaction or Buyer's written
               waiver of the conditions set forth in subparagraph
               (a)(i) above;

               (ii) The absence of a Pool Adverse Matters
               Amount in excess of $75,000,000 (including, for such purposes, the measure of any Material Adverse Matters Amounts relating to Properties that would otherwise be treated as Deleted Properties or Deferred Properties); and

               (iii)     Buyer's performance or tender of
               performance of all material closing obligations under this Agreement.

          Section 3.2 Failure or Waiver of Conditions Precedent. If any of the conditions set forth in Section 3.1 are not fulfilled or waived, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b)
above.   In any event, Buyer's consent to the close of escrow
pursuant to this Agreement shall waive any remaining unfulfilled conditions. If this Agreement is terminated by Buyer as a result of the failure of any condition set forth in Section 3.1(a) or by Seller as a result of the failure of the condition set forth in
Section 3.1(b)(ii), Seller shall return the full amount of the
Deposit to Buyer.   Notwithstanding the foregoing:

          (a) If Buyer desires to terminate this Agreement based upon Buyer's determination and assertion in the Confirmation Letter that the Pool Adverse Matters Amount is in excess of $75,000,000, Sellers shall have the right, exercisable by written notice given to Buyer within 5 business days following Buyer's notice of intent to terminate for failure of such condition, to submit the measure of the Pool Adverse Matters Amount to arbitration in accordance with the
     provisions of Section 7.5 below.   In such event, the
     termination of this Agreement shall be deferred until a decision in arbitration confirming a Pool Adverse Matters Amount in excess of the requisite $75,000,000. If the decision in arbitration denies the existence of a Pool Adverse Matters Amount in such requisite amount, the Closing Date shall occur 10 business days following the arbitration decision, subject to the other terms and conditions in this Agreement.

          (b) If Buyer desires to terminate this Agreement based upon a failure of the condition set forth in Section
     3.1(a)(i) above, Sellers may elect to terminate this Agreement with respect to the affected Property, in which event such Property shall be treated as a Deleted Property;
     and

          (c) If Buyer desires to terminate this Agreement based upon a failure of the condition set forth in Section 3.1(a)(iii) above and the performance failure upon which such termination would be based is by any of the Asset Funds, Sellers may elect, by written notice given by the AEW/LBA Sellers, to require Buyer to waive the effect of such condition failure as to and complete the purchase and sale of all Properties other than those held by the breaching Asset Fund. In such event, (i) the Purchase Price payable on the Closing Date shall be reduced by the Allocated Purchase Price for the Property of the breaching Asset Fund and (ii) Buyer shall retain any rights and remedies against such breaching party as are afforded in this Agreement.

                           ARTICLE IV
           COVENANTS, WARRANTIES AND REPRESENTATIVES

          Section 4.1 Sellers' Warranties and Representations. Each of Sellers identified in the introductory language to subsections (a) through (d) below expresses to Buyer the representations and warranties set forth below as of the date of this Agreement, provided that each of such representations and warranties shall be deemed expressly qualified by any information set forth on the Disclosure Materials List & Statement.

          (a) All Sellers. Each of Sellers represents and warrants with respect to itself as follows:

          (i) The Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of the Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of the Seller have been taken;

          (ii) The Seller's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Seller's obligations under the instruments required to be delivered by the Seller at the Closing, do not and will not require the consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority (excepting the recordation of closing documents contemplated in this Agreement) and do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which the Seller is a party or by which the Seller is bound;

          (iii) There is no litigation, investigation or proceeding pending or, to the best of the Seller's knowledge, contemplated or threatened against the Seller which would impair or adversely affect the Seller's ability to perform its obligations under this Agreement or any other instrument or document related hereto; and

          (iv) The Seller is not a "foreign person" as defined in Internal Revenue Code 1445(f)(3).

          (b) CAL VI Property Status. CAL VI represents and warrants as follows with respect to each Property owned by CAL
VI, as identified under the caption "CAL VI" on Exhibit A to this
Agreement:

          (i) To CAL VI's knowledge, the Tenant List for each Property is true, correct and complete in all material respects as of the date of this Agreement. To CAL VI's knowledge, each Lease identified on the Tenant List is in full force and effect and, except as disclosed in the Disclosure Materials List and Statement, CAL VI is not in material default and has not received written notice of any material default by the tenant or the landlord under the Lease;

          (ii) To CAL VI's knowledge, CAL VI has received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of any Property or any part of a Property are pending;

          (iii) To CAL VI's knowledge, CAL VI has received no written notice of any threatened or pending litigation against CAL VI which would materially and adversely affect any Property;

          (iv) To CAL VI's knowledge, CAL VI has received no written notice from any governmental authority that the improvements constituting any Property are presently in violation of any applicable building codes;

          (v) To CAL VI's knowledge, CAL VI has received no written notice from any governmental authority that the current use of any Property is presently in violation of any applicable zoning, land use or other law, order, ordinance, rule or regulation affecting the Property, that any investigation has been commenced or is contemplated with respect to any such possible failure of compliance and CAL VI has not received written notice from any insurance company or Board of Fire Underwriters any written notice of any defect or inadequacy in connection with a Property or its operation;

          (vi) To CAL VI's knowledge, there are no service contracts with respect to any Property that are not cancelable by the owner of the Property within 30 days after written notice from such owner excepting as disclosed in the Disclosure Statement;

          (vii) Except as set forth in the environmental reports included within the Disclosure Materials and any reports or studies prepared by or for Buyer: (i) to CAL VI's knowledge, CAL VI has received no written notice of the presence of any Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about any Property which require reporting to any governmental authority or are otherwise not in compliance with environmental laws, regulations and orders; and
(ii) to CAL VI's knowledge, there are no underground storage tanks on any Property;

          (viii) To CAL VI's knowledge, the Rent Rolls constituting Exhibit E to this Agreement accurately identify as to each Lease covering premises in excess of nine thousand (9,000) rentable square feet: the date of the Lease and all material amendments; the expiration date of the current term of the Lease; the measure of any security deposit held by Cal VI; the current base rental payable under such Lease; and the approximate area of the premises.

          (c) AEW/LBA Property Status. AEW/LBA I, AEW/LBA II and AEW/LBA IV (collectively, the "AEW/LBA Sellers") represent and warrant as follows with respect to each Property owned by any of such entities, as identified under the captions "AEW/LBA I," "AEW/LBA II" and "AEW/LBA IV" on Exhibit A to this Agreement:

          (i) To the AEW/LBA Sellers' knowledge, the Tenant List for each Property is true, correct and complete as of the date of this Agreement. To the AEW/LBA Sellers' knowledge, each Lease identified on the Tenant List is in full force and effect and, except as disclosed in the Disclosure Materials List and Statement, the AEW/LBA Sellers are not in material default and have not received written notice of any material default by the tenant or the landlord under the Lease;

          (ii)  To the AEW/LBA Sellers' knowledge, the AEW/LBA
Sellers have received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of any Property or any part of a Property are pending;

          (iii)  To the AEW/LBA Sellers' knowledge, the AEW/LBA
Sellers have received no written notice of any threatened or pending litigation against any AEW/LBA Seller which would materially and adversely affect any Property;

          (iv) To the AEW/LBA Sellers' knowledge, the AEW/LBA Sellers have received no written notice from any governmental authority that the improvements constituting any Property are presently in violation of any applicable building codes;

          (v) To the AEW/LBA Sellers' knowledge, the AEW/LBA Sellers have received no written notice from any governmental authority that the current use of the Property is presently in violation of any applicable zoning, land use or other law, order, ordinance, rule or regulation affecting the Property, that any investigation has been commenced or is contemplated with respect to any such possible failure of compliance and the AEW/LBA Sellers have not received written notice from any insurance company or Board of Fire Underwriters any written notice of any defect or inadequacy in connection with a Property or its operation;

          (vi) To the AEW/LBA Sellers' knowledge, there are no service contracts with respect to any Property that are not cancelable by the owner of the Property within 30 days after written notice from such owner excepting as disclosed in the Disclosure Statement;

          (vii) Except as set forth in the environmental reports included within the Disclosure Materials and any reports or studies prepared by or for Buyer: (i) to the AEW/LBA Sellers' knowledge, the AEW/LBA Sellers have received no written notice of the presence of any Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about any Property which require reporting to any governmental authority or are otherwise not in compliance with environmental laws, regulations and orders; and (ii) to the AEW/LBA Sellers' knowledge, there are no underground storage tanks on any Property;

          (viii) To AEW/LBA's knowledge, the Rent Rolls constituting Exhibit E to this Agreement accurately identify as to each Lease covering premises in excess of nine thousand (9,000) rentable square feet: the date of the Lease and all material amendments; the expiration date of the current term of the Lease; the measure of any security deposit held by AEW/LBA; the current base rental payable under such Lease; and the approximate area of the premises.

          (d) Asset Funds Property Status. The Asset Funds represent and warrant as follows with respect to each Property owned by any of such entities, as identified under the captions
"Asset Funds" on Exhibit A to this Agreement:

          (i) To the Asset Funds' knowledge, the Tenant List for each Property is true, correct and complete as of the date of this Agreement. To the Asset Funds' knowledge, each Lease identified on the Tenant List is in full force and effect and, except as disclosed in the Disclosure Materials List and Statement, the Asset Funds are not in material default and have not received written notice of any material default by the tenant or the landlord under the Lease;

          (ii) To the Asset Funds' knowledge, the Asset Funds have received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of any Property or any part of a Property are pending;

          (iii) To the Asset Funds' knowledge, the Asset Funds have received no written notice of any threatened or pending litigation against any Asset Fund which would materially and adversely affect any Property;

          (iv) To the Asset Funds' knowledge, the Asset Funds have received no written notice from any governmental authority that the improvements constituting any Property are presently in violation of any applicable building codes;

          (v) To the Asset Funds' knowledge, the Asset Funds have received no written notice from any governmental authority that the current use of the Property is presently in violation of any applicable zoning, land use or other law, order, ordinance, rule or regulation affecting the Property, that any investigation has been commenced or is contemplated with respect to any such possible failure of compliance and the Asset Funds have not received written notice from any insurance company or Board of Fire Underwriters any written notice of any defect or inadequacy in connection with a Property or its operation;

          (vi) To the Asset Funds' knowledge, there are no service contracts with respect to any Property that are not cancelable by the owner of the Property within 30 days after written notice from such owner excepting as disclosed in the Disclosure Statement;

          (vii) Except as set forth in the environmental reports included within the Disclosure Materials and any reports or studies prepared by or for Buyer: (i) to the Asset Funds' knowledge, the Asset Funds have received no written notice of the presence of any Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about any Property which require reporting to any governmental authority or are otherwise not in compliance with environmental laws, regulations and orders; and (ii) to the Asset Funds' knowledge, there are no underground storage tanks on any Property;

          (viii) To the Asset Fund's knowledge, the Rent Rolls constituting Exhibit E to this Agreement accurately identify as to each Lease covering premises in excess of nine thousand (9,000) rentable square feet: the date of the Lease and all material amendments; the expiration date of the current term of the Lease; the measure of any security deposit held by the Asset Funds; the current base rental payable under such Lease; and the approximate area of the premises.


                       *   *   *   *   *

For the foregoing purposes, (A) the terms "Sellers' knowledge" or "CAL VI's knowledge" or words of similar effect shall mean the current actual, subjective knowledge of Messrs. Phil Belling, Steven Layton or Paul Slye, and (B) the term "Asset Funds' knowledge" or words of similar effect shall mean the current actual, subjective knowledge of Messrs Phil Belling or Steven Layton. Such individuals' knowledge shall not include information or material which may be in the possession of any of the Sellers or the named individuals, but of which the named individuals are not actually aware. Sellers shall have no liability for the breach of any representations or warranties absent an arbitrated or judicial finding that the named individuals knowingly withheld information from Buyer with respect to the subject matter of the representation or warranty or falsified information delivered to and relied upon by Buyer and that such action amounted to a violation of a representation
or warranty expressly set forth in this Agreement.   None of the
named individuals whose sole knowledge is imputed to a Seller under this Section nor any party other than the Seller affording a representation shall bear responsibility for any breach of such representation.

          Section 4.2  Sellers' Covenants.  Seller hereby
covenants and agrees as follows:

          (a) During the Contract Period, Sellers will exercise reasonable and good faith efforts to operate and maintain the Properties in a manner consistent with current practices;

          (b) During the Contract Period, Sellers will not sell or otherwise dispose of any significant items of Personal
Property unless replaced with an item of like value, quality and utility;

          (c) During the Contract Period, Sellers shall not enter into or modify any Contracts relating to the operation or maintenance of a Property, except for those entered into in the ordinary course of business and which are cancelable upon not more than thirty (30) days prior notice or those otherwise approved by Buyer, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove proposed Contract matters in writing within 3 business days following Seller's written request. At Buyer's written request, Sellers shall deliver notice of termination on the Closing Date as to any and all Contracts that Buyer desires to terminate, provided that such termination shall be effective following any notice or waiting period for such termination described in the Contract and that Sellers shall not be required to bear any termination or cancellation fee or charge that may be assessed under such Contract based upon an early termination. Buyer specifically acknowledges that Sellers shall have the right to complete the execution of contracts for the provision of parking services by Allright Parking at the Properties at 5161 Lankershem, 150 Colorado and 1919 Santa Monica Boulevard, provided that the terms and conditions of such agreements are consistent with prevailing market standards and, in any event, are terminable upon not more than 30 days' prior written notice. Notwithstanding the foregoing, Sellers shall terminate all property management agreements relating to the Properties as of the Closing Date.

          (d) During the Contract Period, Sellers will not execute or modify in any material fashion any Leases, (i) as to leases or modifications pertaining to premises in excess of 5,000 rentable square feet , without promptly notifying Buyer of the proposed Lease or modification and providing Buyer with copies of the proposed lease or modification documents and (ii) as to any lease or modification, other than (A) on terms within the range of the leasing guidelines negotiated reasonably and in good faith by the parties prior to the close of the Confirmation Period and initialed to confirm approval or (B) with Buyer's prior consent, which consent shall be deemed given as to the In-Negotiation Leases (and the budgets for leasing costs attendant to such leases set forth on Exhibit J), shall be deemed given if Buyer should fail to approve or disapprove proposed lease matters in writing within 5 business days following Seller's written request and shall not be unreasonably withheld with respect to matters or terms not addressed in the approved leasing guidelines. Buyer shall exercise its rights of approval of leasing matters in good faith. Sellers shall exercise reasonable efforts to continue to lease the Properties in a fashion consistent with current practices;

          (e) During the Contract Period, Sellers shall not voluntarily create, consent to or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions without Buyer's prior written consent, provided that (i) Buyer shall not unreasonably withhold or delay consent to any proposed matters affecting title necessary to maintain or enhance the value of the pertinent Property and (ii) Buyer and AEW/LBA II shall negotiate in good faith and shall execute on the Closing
Date an easement agreement on terms reasonably satisfactory to Buyer and AEW/LBA II relating to the Tower Plaza Retail Property and the adjacent undeveloped property to be retained by AEW/LBA
II which affords rights of after hours and other parking/access rights required for the operation, use and development of the properties in distinct ownership and establishes an equitable cost sharing arrangement with respect to common or shared facilities;

          (f) During the Contract Period, Sellers shall maintain all-risk policies of property insurance and rental loss insurance for the Improvements in coverage, terms and conditions and with deductibles substantially consistent with Sellers' property insurance package currently in effect (the terms of which are set forth in the Disclosure Materials); and

          (g) Sellers shall cooperate with Buyer in Buyer's pursuit, at Buyer's cost, of recertifications of surveys, environmental and physical inspection reports prepared for Sellers with respect to the Properties for the benefit of Buyer,
Buyer's nominee in title or any lender.   Buyer's securing of
such certifications shall not operate as a condition to closing.

          Section 4.3  Buyer's Warranties and Representations.
Buyer hereby represents and warrants to Sellers that the follow ing are true as of the date of this Agreement:

          (a) Buyer is a duly formed and validly existing corporation under the law of the state of its formation and in good standing under the laws of the States of Maryland and California and Buyer has the full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder and under those documents and instruments to be executed by it at the closing, and each of the individuals executing this Agreement on behalf of Buyer is authorized to do so, and this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

          (b) Buyer's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Buyer's obligations under the instruments required to be delivered by Buyer at the closing, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Buyer is a party or by which Buyer is bound.

          (c) There is no litigation, investigation or proceeding pending or, to the best of Buyer's knowledge, contemplated or threatened against Buyer which would impair or adversely affect Buyer's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

          Section 4.4  Survival/Limitations.

          (a) Subject to subsection (b) below, the parties agree that Sellers' warranties and representations contained in Sections 4.1 (b), (c) and (d) of this Agreement shall survive Buyer's purchase of the Properties and the Closing Date for a period ending on the earlier to occur of (i) 45 calendar days following the termination or expiration of the Management Agreement or (ii) 75 calendar days following the Closing Date (the "Limitation Period"). Such termination as of the close of the Limitation Period shall apply to known as well as unknown breaches of such warranties or representations. Subject to subsection (b) below, Buyer's waiver and release set forth in
Section 2.5 shall apply fully to liabilities under such
representations and warranties.   Buyer specifically acknowledges
that such termination of liability represents a material element of the consideration to Sellers.

          (b) Any claim of Buyer based upon a breach of any representation or warranty set forth in Sections 4.1(b), (c) or
(d) or breach of a covenant set forth in Section 4.2 shall be expressed, if at all, in writing delivered to Sellers promptly following Buyer's discovery and setting forth in reasonable detail the basis and character of the claim (a "Claim Notice"). Notwithstanding the foregoing, (i) any matters identified by Buyer during the Confirmation Period which would represent both breaches of representation and Adverse Matters shall be treated solely as the latter and shall not be the subject of any claim for breach of representation under this Article IV, (ii) Buyer shall not make any claim on account of a breach of representations and warranties or breach of Section 4.2 with respect to any Property unless and until the aggregate measure of such claims with respect to such Property exceeds $150,000 and only to the extent that such aggregate exceeds such figure, (iii) Sellers' aggregate liability for claims arising out of such representations and warranties and breaches of Section 4.2 shall not exceed $20,000,000, and (iv) Buyer shall have the right to deliver to Sellers Claim Notices with respect to any breach of representation or warranty or Section 4.2 covenants discovered by Buyer following the close of the Confirmation Period but prior to the Closing Date solely if such notice is delivered prior to the Closing Date. Following receipt of such a pre-closing Claim Notice, Sellers may elect, by written notice to Buyer given not later than the Closing Date, to terminate this Agreement as to the Property to which such pre-closing Claim Notice relates and such Property shall be treated as a Deleted Property. If Sellers fail to elect to treat any Property which is the subject of a pre-closing Claim Notice as a Deleted Property, the closing as to such Property shall be conducted on the Closing Date. As to both such pre-closing Claim Notices and as to all Claim Notices received following the Closing Date, Buyer shall have the right to proceed against Sellers for actual monetary damages based upon such Claim Notice -- subject to the cure rights set forth below and the limitations set forth above and in the final three sentences of Section 5.2.

          (c) The Sellers who have expressed a representation or warranty or who have breached a covenant set forth in Section 4.2 for which a Claim Notice has been received shall have a period of 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period of up to an additional 60 days, so long as such cure has been commenced within such 30 days, is at all times diligently pursued. If the breach is not cured after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages against the breaching Seller or Sellers, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives a Claim Notice and the Sellers commence to cure and thereafter terminate such cure effort, Buyer shall have an additional 30 days from the date of written notice from the Sellers of such termination within which to commence an action at law for damages as a consequence of the failure to cure. The existence or pendency of such cure rights shall not delay the Closing Date as to a Property not designated as a Deleted Property.


                           ARTICLE V
                            DEFAULT

          Section 5.1  Buyer's Default & Deposit.
Contemporaneously with the execution of this Agreement, Buyer has delivered to Title Company, for deposit into the escrow described in Section 6.1 below, cash in an amount equal to Twenty Million Dollars ($20,000,000) (the "Deposit"). In addition, Buyer shall have the right to extend from February 27, 1998 to March 31, 1998 the Closing Date deadline set forth in clause (a) of the definition of the "Closing Date" set forth in Article I if Buyer delivers to Title Company for deposit into such escrow the additional amount of Five Million Dollars ($5,000,000) on or prior to February 27, 1998. Such additional deposited funds for
all purposes shall constitute part of the Deposit.   In the event
that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit, together with any interest accrued thereon, shall be credited against the Purchase Price. The entire amount of the Deposit, together with any interest accrued thereon, shall be returned immediately to Buyer in the event that the transaction fails to close for reasons other than Buyer's failure to perform material obligations under this Agreement. IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHOULD FAIL TO CLOSE FOR THE REASON THAT BUYER FAILS TO PERFORM MATERIAL OBLIGATIONS UNDER THIS AGREEMENT, THE ENTIRE AMOUNT OF THE DEPOSIT, PLUS ACCRUED INTEREST, SHALL BE RETAINED BY SELLERS AS LIQUIDATED DAMAGES. BUYER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT SELLERS' DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLERS WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLERS AGREE THAT SELLERS' RIGHT TO RETAIN THE DEPOSIT PLUS ACCRUED INTEREST SHALL BE THE SOLE REMEDY OF SELLERS IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER.


                    ACCEPTED AND AGREED TO:

BUYER'S INITIALS /s/ VJC       SELLERS' INITIALS /s/ MLD /s/ MLD /s/ MLD
                                         /s/ MLD /s/ PB /s/ PB /s/ PB
                                        /s/ PB /s/ PB  /s/ PB  /s/ PB

This Section 5.1 is intended only to liquidate and limit Sellers' rights to damages arising due to Buyer's failure to purchase the Properties and shall not limit the indemnification obligations of Buyer pursuant to (A) the Confidentiality Agreement dated October 27, 1997 executed by Buyer for the benefit of Sellers, (B) any other documents delivered pursuant to this Agreement or (C) Sections 2.5(b), 2.5(e), 7.2, 7.9 and 7.13 of this Agreement. Notwithstanding the foregoing provisions of this Section 5.1, if this transaction would fail to close by reason of a failure of condition based upon Buyer's failure to perform material pre-closing obligations during the Contract Period (i.e., obligations excluding the obligation to pay the Purchase Price and otherwise to close the transaction by performance of the covenants set forth in Article VI), Buyer shall have a period of 5 business days within which to cure such breach to the reasonable satisfaction of Sellers before such breach shall constitute a default triggering Sellers' remedy set forth in this Section 5.1.

          Section 5.2 Sellers' Default. If (a) the conditions precedent set forth in Section 3.1(b) shall have been satisfied or waived (provided that Buyer shall not be required to tender formally the Purchase Price but only to demonstrate the commitment of immediately available funds to pay such Purchase Price and (b) Sellers shall fail to perform its material closing obligations under this Agreement, then, in addition to the return of the Deposit set forth in Section 5.1 above, Buyer shall have the right to recover its actual monetary damages from Sellers, up to an aggregate maximum amount of Twenty Million Dollars ($20,000,000) or to pursue an action for specific performance. The foregoing maximum damages amount shall not apply to claims based upon breach of Sections 7.2, 7.9 or 7.13 of this Agreement. Any liabilities relating to breach of representation and warranty shall be subject to the additional limitations set forth in
Section 4.4 above. In no event shall Sellers be liable to Buyer for any consequential or punitive damages based upon any breach of this Agreement, including breaches of representation or warranty. Buyer further agrees that recourse for any liability of the Sellers under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited solely to the Properties and, following the closing, to the extent of the Purchase Price allocated and distributed to the Sellers. Subject to applicable principles of fraudulent conveyance, in no event shall Buyer seek satisfaction for any obligation from any shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of such trustees or beneficiaries, nor shall any such person or entity have any personal liability for any such obligations of any Seller.


                           ARTICLE VI
                            CLOSING

          Section 6.1 Escrow Arrangements. An escrow for the purchase and sale contemplated by this Agreement has been opened by Buyer and Sellers with Title Company. At least one business day prior to the Closing Date, Sellers and Buyer shall each deliver escrow instructions to Title Company consistent with this
Article VI, and designating Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code. In addition, the parties shall deposit in escrow, at least one business day prior to the Closing Date (unless otherwise provided below in this Section 6.1) the funds and documents described below:

          (a)  Sellers shall deposit (or cause to be deposited):

          (i) a duly executed and acknowledged grant deed pertaining to the Real Property portion of each of the Properties, each in the form attached to this Agreement as
Exhibit I-A (collectively, the "Deeds");

          (ii) a duly executed bill of sale pertaining to the Personal Property portion of each of the Properties, each in the form attached to this Agreement as Exhibit I-B (collectively, the "Bills of Sale");

          (iii) a duly executed counterpart assignment and assumption pertaining to the Intangible Property portion of each of the Properties, each in the form attached to this Agreement as
Exhibit I-C (collectively, the "Assignments of Intangibles");

          (iv) a duly executed counterpart assignment and assumption pertaining to the Leases, each in the form attached to this Agreement as Exhibit I-D (collectively, the "Assignments of
Leases");

          (v) a certificate from each Seller certifying the information required by the California Revenue and Taxation Code to establish that the transaction contemplated by this Agreement is exempt from the tax withholding requirements of the State of California (the "California Certificate");

          (vi) a certificate from each Seller certifying the information required by 1445 of the Code to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in 1445(f)(3) of the Code (the "FIRPTA Certificate");

          (vii) a counterpart Warrant Agreement duly executed by AEW/LBA II; and

          (viii) each of the instruments contemplated for execution and delivery by the identified parties described in Exhibit F in connection with the issuance of the equity interests described in such Exhibit.

In addition, Seller shall deliver to Buyer on the Closing Date, outside of escrow, to the extent in Seller's possession or control, the originals of all Leases, Contracts and tenant files and all keys to the Properties.

          (b)   Buyer shall deposit:

          (i) on or prior to the close of business on the business day immediately prior to the Closing Date, immediately available funds sufficient to pay the balance of the Purchase Price, plus sufficient additional cash to pay Buyer's share of all escrow costs and closing expenses;

          (ii) a duly executed counterpart for each of the Assignments of Intangibles and Assignments of Leases;

          (iii) a certificate duly executed by Buyer in favor of Sellers confirming the waivers and acknowledgments set forth in Sections 2.5 and 4.4 above;

          (iv) a counterpart Warrant Agreement duly executed by Buyer and the duly issued Warrants contemplated by the Warrant
Agreement; and

          (v) each of the instruments contemplated for execution and delivery by Buyer or the Operating Partnership described in Exhibit F in connection with the issuance of the equity interests described in such Exhibit.

     Section 6.2  Closing.  Escrow Company shall close escrow on the Closing Date by:

          (a)  recording the Deeds;

          (b) causing Title Company to issue the Title Policies to Buyer;

          (c)  delivering to Buyer the Bills of Sale, the FIRPTA
Certificate, the California Certificate and counterparts for the Warrant Agreement executed by AEW/LBA I and each of the Assignments of Intangibles and Assignments of Leases executed by Sellers;

          (d) delivering to Sellers (i) a counterpart for each of the Assignments and Assumption of Intangible Property executed by Buyer, (ii) the certificate described in Section 6.1(b)(iii) above, and (iii) funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this Article VI and as allocated pursuant to the direction of the Sellers;

          (e)      delivering to AEW/LBA II the counterpart
Warrant Agreement executed by Buyer and the issued Warrants; and

          (f) delivering to the identified transferees the instruments delivered into escrow by Buyer described in Section
6.1(b)(iv) above.

          Section 6.3  Prorations.

          (a) Taxes. Real estate taxes, personal property taxes and any general or special assessments with respect to the Properties which are not the direct payment obligation of tenants pursuant to the Leases (as opposed to a reimbursement obligation) shall be prorated as of the Closing Date -- to the end that Sellers shall be responsible for all taxes and assessments that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all taxes and assessments that are allocable to any period from and after the Closing Date. If the actual amount of taxes, assessments or other amounts to be prorated for the year in which the closing occurs is not known as of the Closing Date, the proration shall be based on the parties' reasonable estimates of such taxes, assessments and other amounts. To the extent any real or personal property taxes subject to apportionment in accordance with the foregoing are, as of the Closing Date, the subject of any appeal filed by or on behalf of Sellers, then notwithstanding anything to the contrary contained in this subparagraph, (i) no apportionment of the taxes being appealed shall occur at the closing, but instead such apportionment shall be deferred until the outcome of the appeal is final and the amount of taxes owing becomes fixed at which time Sellers shall be responsible for all such taxes that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all such taxes that are allocable to any period from and after the Closing Date, and (ii) Sellers shall provide Buyer with adequate security, either in the form of a bond or by escrowing the amounts being appealed, to assure Buyer that Sellers' portion of such tax liability, including any penalty, will be available. To the extent any taxes which are the subject of an appeal have been paid by Sellers under protest and the appeal results in Buyer receiving a credit toward future tax liability or a refund, then Buyer shall, within ten (10) days following receipt of such refund or notice of such credit, pay to Sellers the full amount of such refund or credit allocable to the period prior to the Closing Date, excluding, however, any portion of such refund or credit that is required to be passed through to the tenants pursuant to any Leases or to other parties by existing contract.

          (b) Prepaid Expenses. Buyer shall be charged for those prepaid expenses paid by Sellers directly or indirectly allocable to any period from and after the Closing Date, including, without limitation, annual permit and confirmation fees, fees for licenses and all security or other deposits paid by Sellers to third parties which Buyer elects to assume and to which Buyer then shall be entitled to the benefits and refund following the Closing Date.

          (c) Property Income and Expense . The following prorations and adjustments shall occur as of the closing. Prior to the Closing Date, Seller shall provide all information to Buyer required to calculate such prorations and adjustments and representatives of Buyer and Seller shall together make such calculations:

          (i) General. Subject to the specific provisions of clauses (ii), (iii) and (iv) below, income and expense shall be prorated on the basis of a 30-day month and on a cash basis (except for items of income and expense that are payable less frequently than monthly, which shall be prorated on an accrual basis). All such items attributable to the period prior to the Closing Date shall be credited to Sellers; all such items attributable to the period on and following the Closing Date shall be credited to Buyer. Buyer shall be credited in escrow with (a) any portion of rental agreement or lease deposits which are refundable to the tenants and have not been applied to outstanding tenant obligations in accordance with the terms of the applicable Lease and (b) rent prepaid beyond the Closing Date. Sellers shall transfer Sellers entire interest in any letters of credit or certificates of deposit held by Sellers as the deposits described in clause (a) above and shall diligently cooperate with Buyer in obtaining any reissuance or confirmation
of the effect of the transfer of such instruments.    Buyer shall
not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is refundable or payable to any tenant under a Lease. Sellers shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor, to the extent such deposits or bonds are assigned to Buyer on the Closing Date.

          (ii) Leasing Costs. Buyer shall be credited in escrow with any leasing commissions, tenant improvements or other allowances to be paid or endured by Buyer on or after the Closing Date with respect to the current term of any Lease or Lease modification executed, or any extension term or expansion of premises exercised, in each case, prior to the date of this Agreement (other than any In-Negotiation Leases executed prior to this date), and Sellers shall pay on or before the Closing Date all such items payable prior to the Closing Date. Sellers shall be credited in escrow with any leasing commissions, tenant improvement or other allowances paid or endured by Sellers prior to or during the Contract Period to the extent such items relate to (A) the In-Negotiation Leases or (B) other Leases or Lease modifications executed or extensions of terms or expansions of premises that are exercised after the date of this Agreement and are equitably allocable to that portion of the stabilized term (i.e. the term following the tenant's entry into occupancy and commencement of unabated rental obligations) of any such Lease following the Closing Date. Buyer shall assume all obligations for any leasing commissions, tenant improvement or other allowances payable following the Closing Date with respect to the In-Negotiation Leases or such other Leases or Lease modifications
executed following the date of this Agreement.   Any expenditures
or commitments to expenditures (and, therefore, any credit to Sellers based on Sellers' expenditures prior to the Closing Date) relating to the In-Negotiation Leases in excess of the amounts budgeted on Exhibit E shall be subject to Buyer's specific approval; similarly, any expenditures or commitments to expenditures relating to Leases or modifications executed following the date of this Agreement in excess of the amounts budgeted and approved as part of Buyer's approval of the Lease shall be subject to Buyer's specific approval.

          (iii)  Capital Projects.   Sellers shall be responsible
for the costs and expenses relating to the completion of each of the items of capital improvement set forth on Exhibit M on or prior to the Closing Date. If any of such items have not been completed on or prior to the Closing Date, Buyer shall receive a credit against the Purchase Price based upon that portion of the amount set forth with respect to such item on Exhibit M as the parties shall in good faith determine is necessary to complete the item and Buyer shall assume the responsibility for all such costs.

          (iv) Rents. (A) Rents payable by tenants under the any Leases, shall be prorated as and when collected (whether such collection occurs prior to, on, or after the Closing Date).
Buyer shall receive a credit for the amounts actually received before the Closing Date and which pertain to any period after the Closing Date. Buyer shall not receive a credit at the closing for any rents for the month in which the closing occurs which are in arrears and have not then been received. As to any tenants who are delinquent in the payment of rent on the Closing Date, Buyer shall use reasonable efforts (but shall not be required to commence legal action or terminate or evict a tenant) to collect or cause to be collected such delinquent rents following the
Closing  Date.   Any and all rents so collected by Buyer
following the closing (less a deduction for all reasonable collection costs and expenses incurred by Buyer) shall be successively applied (after deduction for Buyer's reasonable collection costs) to the payment of (x) rent due and payable in the month in which the closing occurs, (y) rent due and payable in the months succeeding the month in which the closing occurs (through and including the month in which payment is made) and
(z) rent due and payable in the months preceding the month in which the closing occurs. If all or part of any rents or other charges received by Buyer following the closing are allocable to Sellers pursuant to the foregoing sentence, then such sums shall be promptly paid to Sellers. Sellers reserve the right to pursue any damages remedy Sellers may have against any tenant with respect to such delinquent rents, but shall have no right to exercise any other remedy under the Lease (including, without limitation, termination or eviction) and shall not commence any legal action against a tenant for a period of 90 days following the Closing Date.

               (B) Any percentage rent, escalation charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, the "Additional Rents") shall be prorated as of the Closing Date between Buyer and Sellers on or before the date which is sixty
(60) days following the end of the calendar year in which the closing occurs based on the actual number of days of the year and month which shall have elapsed as of the Closing Date. Prior to the end of the calendar year in which the closing occurs, Sellers shall provide Buyer with information regarding Additional Rents which were received by Sellers prior to closing and the amount of reimbursable expenses paid by Sellers prior to closing. On or before the date which is thirty (30) days following the end of the calendar year in which the closing occurs, Buyer shall deliver to Sellers a reconciliation of all expenses reimbursable by tenants under the Leases, and the amount of Additional Rents received by Sellers and Buyer relating thereto (the "Reconciliation"). Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation.
In the event of any overpayment of Additional Rents by the tenants to Sellers, Sellers shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Sellers, Buyer shall pay to Sellers the amount of such underpayment within fifteen (15) days following Buyer's receipt of any such amounts from the tenants.

          (d) Adjustments to Prorations. After the closing, the parties shall from time to time, as soon as is practicable after accurate information becomes available and in any event within 180 days following the Closing Date, recalculate and reapportion any of the items subject to proration or apportionment (i) which were not prorated and apportioned at the closing because of the unavailability of the information necessary to compute such proration, or (ii) which were prorated or apportioned at the closing based upon estimated or incomplete information, or (iii) for which any errors or omissions in computing prorations at the closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty
(30) days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at a per annum rate equal to ten percent (10%) from the due date until all such unpaid sums together with all interest accrued thereon is paid if payment is not made within ten (10) days after receipt of a bill therefor.

               Section 6.4  Other Closing Costs.

          (a) Sellers shall pay (i) 50% of any governmental documentary transfer or transaction taxes or fees due on the transfer of the Properties and (ii) 50% of any escrow or other costs charged by or reimbursable to the Title Company.

          (b) Buyer shall pay (i) 50% of any governmental documentary transfer or transaction taxes or fees due on the transfer of the Properties, (ii) any title premium in connection with the issuance of the Title Policies (including endorsements, standard or extended coverage and any related survey update costs), and (iii) 50% of any escrow or other costs charged by or reimbursable to the Title Company.

          (c) Notwithstanding the foregoing, Sellers shall bear a portion of the total amount payable by Buyer pursuant to subsections (b)(i) and (ii) if and to the extent that such total amount exceeds the incremental title premiums attributable to extended (as opposed to standard) coverage and the cost of all endorsements or reinsurance charges by more than $500,000.

               Section 6.5  Further Documentation.  At or
following the close of escrow, Buyer and Sellers shall execute any certificate or other instruments required by this Agreement, law or local custom or otherwise reasonably requested by the other party to effect the transactions contemplated by this Agreement.

               Section 6.6 Cooperation in Exchange. The parties acknowledge and agree that Buyer and certain Sellers may elect to assign their interest in this Agreement to an exchange facilitator for the purpose of completing an exchange of the Properties or interests in the Properties in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a "1031 Exchange"). Each party agrees to cooperate with any party so electing in implementing any such assignment and 1031 Exchange, provided that such cooperation shall not entail any material additional expense to the non-electing party, cause such party to take title to any other property or cause such party exposure to any liability or loss of rights or benefits contemplated by this Agreement. No such assignment by any party shall relieve such party from any of its obligations hereunder, nor shall such party's ability to consummate a tax deferred exchange be a condition to the performance of such party's obligations under this Agreement.

               Section 6.7  Assignment of Indemnities.   Buyer
and Sellers acknowledge that Sellers shall transfer and assign to Buyer at the Closing, as part of the Intangible Property, Sellers' rights and interests in and to any indemnifications or covenants from third parties relating to the environmental condition of the Properties (reserving solely Sellers' rights to the benefit of such indemnifications and covenants protecting Sellers with respect to Sellers ownership of the Properties). Following the Closing, Buyer and Sellers shall cooperate in the pursuit of any and all claims arising under such instruments, which cooperation shall include, as required, Sellers' expression and pursuit of claims for the benefit of Buyer -- provided that such pursuit is at Buyer's cost and does not expose Sellers to material additional liability.

                          ARTICLE VII
                         MISCELLANEOUS

          Section 7.1  Damage or Destruction.

           (a) Buyer shall be bound to purchase each of the Properties as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of any of the Properties or condemnation of any Property by right of eminent domain, provided that the occurrence of any damage or destruction involves repair costs of less than the greater of $750,000 or ten percent (10%) of the Property's Allocated Purchase Price, and any condemnation does not affect the use and value of the affected Property in other than a minor or immaterial manner. If Buyer is so bound to purchase a Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the closing: (i) in the event of damage covered by insurance or an immaterial condemnation, Buyer shall receive a credit against the Allocated Purchase Price for such Property in the amount (net of collection costs and costs of repair reasonably incurred by Sellers and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Sellers as a result of any such damage or destruction or condemnation plus (in the case of damage) the amount of the deductible portion of Sellers' insurance policy, and Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the close of escrow; and (ii) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed the greater of $750,000 or ten percent (10%) of the Property's Allocated Purchase Price for each affected Property) in the amount of the estimated cost to repair the damage.

          (b) If, prior to the Closing Date, any Property suffers damage or destruction that involves repair costs in excess of the greater of $750,000 or ten percent (10%) of the Property's Allocated Purchase Price or condemnation which affects the use and value of the Property in other than a minor and immaterial manner, then either Buyer or Seller may elect to treat such Property as a Deleted Property by giving written notice of such election to the other party promptly following the event of damage, destruction or condemnation. In the event of the deletion of any Property pursuant to this Section 7.1(b), the parties shall be bound to consummate the purchase and sale of the balance of the Properties in accordance with this Agreement and the Purchase Price shall be reduced by an amount equal to the Allocated Purchase Price of the Deleted Property.

          (c) Buyer and Sellers acknowledge that the 5161 Lankershem Property has experienced some damage from construction and excavation for the underground MTA system in the adjacent street. Sellers shall assign to Buyer all rights to any claims against the MTA or any other party responsible for such damage, any insurance company insuring such responsible party and Sellers' insurance company. Should no proceeds or compensation be available other than through claims on Seller's insurance, Sellers shall be responsible for any costs not covered based on the insurance deductible amount. Sellers shall pay to Buyer any net insurance proceeds or compensation received not expended in the repair of the Property prior to the Closing Date.

          Section 7.2  Fees & Commissions.

               (a) Each party to this Agreement warrants to the other that, except as otherwise provided in subparagraph
(b) below, no person or entity can properly claim a right to a real estate or investment banker's commission, finder's fee, acquisition fee or other brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.

               (b)  The parties hereby acknowledge that Smith
Barney Inc. and Lehman Brothers have acted as Sellers' investment bankers in connection with this transaction. Sellers shall be responsible for paying any commission or fees due to such parties in connection with this transaction.

               Section 7.3 Successors and Assigns. Buyer may not assign any of Buyer's rights or duties hereunder without the prior written consent of Sellers, provided that Buyer may assign all or any part of its rights to the Operating Partnership or any other entity in which Buyer or the Operating Partnership directly or indirectly holds not less than voting/decision-making control and a 51% economic interest.

               Section 7.4  Notices.  All notices or other
communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, by any nationally known overnight delivery service, by courier, by facsimile transmission with answer-back acknowledged or in person. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier, facsimile or personally delivered.
All notices shall be addressed to the party at the address below:

          To Sellers:
                         c/o Layton-Belling & Associates
                         4440 Von Karman Boulevard
                         Newport Beach, CA  92660
                         Attn: Phil Belling

                         and

                         c/o AEW Capital Management, L.P.
                         225 Franklin Street
                         Boston, Massachusetts 02110
                         Attn: James Finnegan


     with a copy to:     Heller, Ehrman, White & McAuliffe
                         333 Bush Street
                         San Francisco, CA  94104
                         Attn: Brian Smith

      and a copy to:     Goodwin, Procter & Hoar
                         Exchange Place
                         Boston, MA 02109
                         Attn: Ettore Santucci

      and a copy to:     Orrick, Herrington & Suttcliffe
                         777 So. Figueroa Street
                         Los Angeles, CA 90017
                         Attn: Richard Mendelson

         To Buyer:       Arden Realty, Inc.
                         9100 Wilshire Boulevard
                         East Tower, Suite 700
                         Beverly Hills,  CA  90212
                         Attn:  Victor Coleman

     with a copy to:     Pircher, Nichols & Meeks
                         1999 Avenue of the Stars
                         Suite 2600
                         Los Angeles,  CA  90067
                         Attn:  Gary Laughlin


Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this
Section 7.4. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

          Section 7.5 ARBITRATION OF DISPUTES. CONTROVERSIES OR CLAIMS TO BE SUBMITTED TO ARBITRATION PURSUANT TO SECTIONS 2.6,
2.7 OR 3.2 ABOVE SHALL BE RESOLVED BY ARBITRATION CONDUCTED IN ACCORDANCE WITH THE UNITED STATES ARBITRATION ACT (TITLE 9, U.S. CODE, SECTION 1 et seq.) ("U.S. ARBITRATION ACT") AND UNDER THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA RULES"). THE ARBITRATOR(S) SHALL GIVE EFFECT TO STATUTES OF LIMITATION IN DETERMINING ANY CLAIM. ANY CONTROVERSY CONCERNING WHETHER AN ISSUE IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S).

JUDGMENT UPON THE ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF A PROVISIONAL OR ANCILLARY REMEDY SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.
YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT
DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE `ARBITRATION
OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION.

BUYER'S INITIALS /s/ VJC      SELLERS' INITIALS /s/ MLD /s/ MLD /s/ MLD
                                  /s/ MLD  /s/ PB  /s/ PB /s/ PB  /s/ PB
                                    /s/ PB /s/ PB /s/ PB

               Section 7.6  Seller Representatives.   Buyer shall
be entitled to rely upon any notice, approval or decision expressed by the following individuals acting on behalf of all
Sellers: Marc L. Davidson or such other individual or individuals designated by AEW/LBA Sellers.

               Section 7.7  Time.  Time is of the essence of
every provision contained in this Agreement.

               Section 7.8  Incorporation by Reference.  All of
the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

               Section 7.9  Attorneys' Fees.  In the event any
dispute between Buyer and any of Sellers should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys' fees and costs.

               Section 7.10  Construction.  The parties
acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

               Section 7.11 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California (without giving effect to conflicts of laws principles).

               Section 7.12 Operating Records. Sellers agree to make available to Buyer from time to time, but not more frequently than quarterly, upon reasonable notice, for a period of two years following the Closing Date, Sellers' operating records for the Properties, to the extent Sellers have such operating records, in order to permit Buyer to prepare such historical financial statements for the Properties as Buyer requires to satisfy legal or contractual obligations. Sellers shall have no obligation to prepare any operating statements or incur any expense in connection with the provisions of this section.

               Section 7.13 Confidentiality. Buyer and Sellers each acknowledge and agree that this Agreement and the terms and conditions set forth are to be kept confidential unless and until the closing occurs on the Closing Date in accordance with and subject to the terms of this Section 7.13. Each party shall be entitled to discuss and disclose the transaction with employees, agents, consultants, lenders, clients and representatives of such party -- each of whom shall be directed by the disclosing party to maintain such information in confidence. Buyer's public release of information with respect to the pendency of the transaction shall be subject to the review and reasonable approval of Sellers to the extent that such release relates to Sellers; Sellers' public release of information shall be subject to Buyer's review and reasonable approval. Buyer, as a public entity, shall be permitted to disclose any matter relating to the contemplated transaction as Buyer may determine as necessary or desirable in connection with fulfilling its obligations under state and federal securities laws, provided that Buyer shall exercise good faith efforts to avoid or limit such disclosure and that the identities of the beneficial ownership of Sellers shall not be disclosed without Sellers' prior written discretionary
consent unless demonstrably required by law.   Sellers shall have
no responsibility with respect to the timing or content of any such disclosures whatsoever and Buyer shall indemnify and defend Sellers with respect to any liability based upon a violation of securities laws or regulations arising out of any inaccuracies in Buyer's disclosures pertaining to this Agreement or the contemplated transactions.

               Section 7.14  Counterparts.  This Agreement may be
executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

               Section 7.15  Entire Agreement.  Excepting solely
that certain Confidentiality Agreement dated as of October 27, 1997, this Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.


               IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the day and year first written above.

Buyer:                           Solely for the purposes of
                                 Section 2.4(a) above:
Arden Realty, Inc.
                                 Arden Realty Limited
                                 Partnership, a Maryland limited
By:/s/ Victor J. Coleman         partnership

Name: Victor J. Coleman          By: Arden Realty, Inc.
Its: President & COO
                                 By:/s/ Victor J. Coleman
                                 Name: Victor J. Coleman
                                 Its: President & COO

Sellers:                         AEW/LBA Acquisition Co. II,
                                 LLC, a California limited
AEW/LBA Acquisition Co., LLC,    liability company
a California limited liability
company                          By: Eastrich No. 175, LLC, a California
By: Eastrich No. 162, LLC, a     limited liability company, its
California                       Member Manager
limited liability company, its
Member Manager                   By:  AEW Partners, L.P., a
                                 Delaware limited
By:  AEW Partners, L.P., a       partnership, its Member Manager
     Delaware limited
partnership, its Member Manager  By: AEW/L.P., its
                                 General Partner
By: AEW/L.P., its General Partner
                                 By: AEW, Inc., its
                                 General Partner
By: AEW, Inc., its General Partner

                                 By:/s/ Marc L. Davidson
                                    Marc L. Davidson
By:/s/ Marc L. Davidson          Its: Vice-President
    Marc L. Davidson
ts:     Vice-President

AEW/LBA Acquisition Co. IV,      CAL Portfolio VI, L.L.C., a
LLC, a California limited        Delaware limited liability
liability company                company

By: Eastrich No. 162, LLC, a     By: AEW/LBA Acquisition Co.
California                       III, LLC, a
limited liability company, its   California limited liability
Member Manager                   company, its
                                 Authorized Member
   By:  AEW Partners, L.P., a
Delaware limited                 By: Eastrich No. 197, LLC,
partnership, its Member Manager  a California
                                 limited liability company, its
  By: AEW/ L.P., its             Member Manager
General Partner
                                 By:  AEW Partners, L.P., a Delaware
 By: AEW, Inc. its
General Partner                  limited partnership, its Member Manager

                                 By: AEW/L.P., its
By:/s/ Marc L. Davidson          General Partner
   Marc L. Davidson              By: AEW, Inc., its General Partner
Its: Vice-President

                                 By:/s/ Marc L. Davidson
                                    Marc L. Davidson
                                    Its: Vice-President



Spectrum Waples Street, LLC, a   Spectrum Lambert Plaza, LLC, a
California limited liability     California limited liability
company                          company

By: LBA, Inc., its Manager       By: LBA, Inc., its Manager



By:/s/ Phil Belling              By:/s/ Phil Belling
Name:     Phil Belling           Name:  Phil Belling
Its: Authorized Signatory        Its: Authorized Signatory




Spectrum Huntington Avenue,      Spectrum Chicago Avenue , LLC,
LLC, a California limited        a California limited liability
liability company                company

By: LBA, Inc., its Manager       By: LBA, Inc., its Manager



By:/s/ Phil Belling              By: /s Phil Belling
Name:     Phil Belling           Name:  Phil Belling
Its: Authorized Signatory        Its: Authorized Signatory

Solely for the purposes of       Solely for the purposes
Section 2.8:                     described in Section 2.1:
                                 Spectrum Investments L.P., a
LBA, Inc., a California          California limited partnership
corporation
                                 By: LBA, Inc., its General
                                 Partner

By:/s/ Phil Belling
Name:   Phil Belling
Its: Authorized Signatory        By:/s/ Phil Belling
                                 Name:  Phil Belling
                                 Its: Authorized Signatory
Spectrum Investments II L.P., a
California limited partnership

By: LBA, Inc., its General Partner



By:/s/ Phil Belling
Name:  Phil Belling
Its:   Authorized Signatory